UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

June 3, 2013

Date of Report (Date of earliest event reported)

Internet Infinity, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-27633	95-4679342
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

220 Nice Lane #108, Newport Beach, CA	92663
(Address of principal executive offices)	(Zip Code)

Mail Address; Box 1009 Newport Beach, CA 92659

Registrant’s telephone number, including area code

(310) 493 2244

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

A. Appointment of New Directors

On June 1, 2013, George Roth, a new member of the Internet Infinity, Inc. (“ITNF”)Board of Directors was approved for the next twelve months until May 31, 2014 by a vote of the majority of the ITNF shareholders, subsequent to Roth’s acceptance of the position which occurred on March 20, 2013. Mr. Roth will also be a voluntary member of the Valuation and Audit Committees.

The Board has determined that Messrs. Roth, Rademaker and Yesson are not “interested” persons of the Company for Board voting. Compensation as an independent director in accordance with the Company’s compensation practices will be developed in the third Quarter ended December 31, 2013... Biographical and other information for Messrs. Roth, Rademaker, Yesson and Morris are set forth below: Dr. George Morris will serve as a non-independent Chairman of the Board of Directors.

GEORGE ROTH, M.S., B.S., of Las Vegas, Nevada primary area of business consulting practice for over 40 years has been structuring small business enterprises to access growth capital while remaining compliant with regulators and securities laws. Mr. Roth after earning an undergraduate degree in electromechanical engineering, graduated from the Carnegie Mellon University with graduate degrees in Management and Science in 1959. He entered the southern California Aerospace industry employed as Senior Program Manager for Division Vice Presidents of Ford Motor Company, Northrop Space Labs, and McDonnell Douglas Special Programs where he held high level security clearances and accomplished the recovery of $61 million in project costs from the Air Force. Mr. Roth founded Securities Compliance Control LLC (SCC) in 1999 in response to the imposition of tougher regulations adopted by the NASD aimed at small businesses. Pursuing his continuing career of providing solutions to regulatory requirements for microcaps, George Roth draws on his extensive experience and international contacts in business development for hundreds of clients in both private and public sectors. He has worked with leading securities counsel and CPA’s. After leaving aerospace in 1969, Mr. Roth advised such Los Angeles law firms as Ball, Hart, Hunt and Brown, and O’Melveny & Meyers as to corporate structuring strategies, forming several publicly traded corporations. He was sponsored by these firms to attend and receive credit for the California Bar associations CEB courses in Securities Law and Taxation. Relocating to Las Vegas in 1970, he continued his work with local CPA’s and law firms such as Jones Bilbray Bonner and Brown, as well as expanding his business offices from time to time into New York, Florida, Texas, Utah, Denver, and Los Angeles. Over the years, Mr. Roth has established a large number of publicly traded entities that have since been acquired or transformed into companies that continue to trade today. Additionally, his past contacts with funding sources produced results for a number of mortgage companies

PAUL RADEMAKER. Mr. Paul Rademaker from Laguna Hills of Rademaker Consulting brings us 30-years of business management experience including positions of chief operations officer, chief financial officer and president in an array of companies. He spent 15 years specialized in turning around financially troubled companies as well as a consultant to start-up, small and medium size companies in the areas of process flow, administration, and business planning and budget controls. He holds a BS in Chemistry and an MBA in Finance from California State University. He is also an Adjunct Professor at Pepperdine University managing the entrepreneurial program for the MBA program.

CHARLES YESSON. Mr. Yesson has over 35 years of experience in the Financial Services Industry. His experience includes 25 years of managing public corporations and 10 years as a consultant to emerging companies. He has worked extensively in the areas of reorganization, growth development and capitalization. His experience includes serving as CEO of several Life Insurance Companies. He also held positions as a Senior Business Consultant of the Principal Life Insurance Company and for GEICO in Washington, DC. He has served as CEO of U.S. Life Savings Loan Association, and VP of Midwestern Financial/First S&L Shares, and Sr. VP of First Western Financial Corp (NYSE) and a Marketing Director and Securities Analyst of Hayden. Stone, Inc. He holds a Master’s Degree from New York University, New York where he has done PhD-level study, attended George Washington Law School and holds certificates in Bank Marketing from Northwestern University. Mr. Yesson is Real Estate licensee in California.

GEORGE MORRIS, Ph.D. is as an interested non-independent Board member and President of the Company. Dr. Morris has been the Chairman of the Board of Directors, principal shareholder, Chief Financial Officer and Secretary of ITF since we were incorporated. Dr. Morris returned to assume the duties of President in 2012 to operate the ITNF Dr. Morris is also the President of Apple Realty, with a real estate license needed for merger and acquisition activities. George Morris is also the Founder and owner Morris Financial, Inc., an SEC broker-dealer firm. Dr. Morris has produced over 20 computer-training programs in video and interactive hypertext multimedia CD-ROM versions, as well as negotiating Morris Business Development Company and its affiliate distribution and supplier agreements. Dr. Morris earned a Bachelor of Business Administration and Masters of Business Administration from the University of Toledo, and a Ph.D. (Doctorate) in Marketing and Finance and Educational Psychology from the University of Texas. Dr. Morris had 20 years of academic experience as a professor of Management, Marketing, Finance and Real Estate at the University of Southern California (1969 - 1971) and the California State University (1971 - 1999). Dr. Morris served a Department Chairman, has since retired from teaching as Professor Emeritus. Dr. Morris was the West Coast Regional Director of the American Society for Training and Development, a Director of the South Bay Business Roundtable and an author and speaker on a number of topics relating to business, training and education. He also taught University courses about Internet Marketing and Sales Force Management.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Internet Infinity, Inc.

Date: June 3, 2013	By:	/s/ George P. Morris, PhD
George Morris
President

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